Exhibit 99.1


                          IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221



For more information contact:

D. Scott Ingstad, Chairman, President and CEO (563-262-4202)
                                       Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216)

                                  PRESS RELEASE

         FOR RELEASE April 18, 2003, at 1:00 p.m. Central Standard Time

Iowa First Bancshares Corp. Reports First Quarter Financial Results, Retirement of Chairman, Appointment of New Chairman and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported operating results for the three month period ended March 31, 2003. Consolidated net income for the quarter totaled $617,000 or $.43 per share. This compared to $855,000 or $.59 per share for the same period last year. The sixteen cent or 27.1% decrease in earnings per share was primarily attributable to additional provision for loan losses at our Fairfield subsidiary bank. Several of Fairfield's agricultural borrowers experienced disappointing financial results during 2002 which were communicated to the bank during the first quarter of 2003, resulting in the aforementioned higher provision for loan losses expense. Total net loan charge-offs of $355,000 during the first three months of 2003 were significantly higher than the modest $29,000 of net loan charge-offs during the same period in 2002.

During the first quarter of 2003 compared to the first three months of 2002, net interest income decreased a modest $13,000 (0.5%), and provision for loan losses increased by a significant $302,000 (444.1%). Noninterest income, without securities gains, rose a respectable $53,000 (9.1%), and noninterest expense increased only $47,000 (2.2%). Securities gains realized in 2003 of $10,000 compared to $72,000 of such gains during the first three months of 2002.

Total assets grew $21.5 million (5.7%), and total deposits increased $21.9 million (8.1%) during the first quarter of 2003. Gross loans outstanding at March 31, 2003, decreased $3.2 million (1.2%) compared to December 31, 2002. However, over $4.5 million of loans also were sold into the secondary market during the quarter. The allowance for loan losses totaled $3.3 million at March 31, 2003, or 1.2% of gross loans outstanding.

Effective April 18, 2003, Mr. George A. Shepley, our long-time Chairman of the Board, retired from all duties with the Company and its subsidiaries. Mr. George
A. Shepley assumed the title of President of First National Bank of Muscatine (the Company's lead subsidiary bank) in 1963 and has held various executive management and board positions with the organization over the past forty years. Most recently Mr. Shepley has been Chairman of the Board of Iowa First Bancshares Corp, First National Bank of Muscatine and First National Bank in Fairfield. George's profound impact on the financial, social, charitable and business fabric of the Muscatine and Fairfield communities cannot be overstated. The Company expresses its sincere appreciation and thanks to George Shepley for his many years of limitless energy, dedicated and successful service, as well as outstanding leadership.

Upon the retirement of Mr. Shepley, the title and responsibilities of Chairman of the Board of Iowa First Bancshares Corp. and First National Bank of Muscatine were assumed by D. Scott Ingstad. Mr. Ingstad also retained his other titles and responsibilities of President and CEO of Iowa First Bancshares Corp. as well as First National Bank of Muscatine. Mr. Ingstad, with nearly thirty years of overall banking experience, has been an integral member of the Company's management team since 1990 and has worked closely with Mr. Shepley to ensure a smooth leadership transition. Additionally, Craig R. Foss, an attorney and outside director of First National Bank in Fairfield and Iowa First Bancshares Corp. since 1985 and 1994, respectively, assumed the title and responsibilities of Chairman of the Board of First National Bank in Fairfield.

In recognition of the Company's continued strong balance sheet and cash flow, the board of directors declared a $.235 per share cash dividend to shareholders of record April 1, 2003, payable April 29, 2003.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

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

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2002 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                                                For the Quarter
                                                                     Ended
                                                                   March 31,
                                                              ------------------
                                                               2003        2002
                                                              ------------------


Net Interest Income ....................................      $2,781      $2,794
Provision for Loan Losses ..............................         370          68
Noninterest Income, including securities gains .........         647         656
Noninterest Expense ....................................       2,200       2,153
Net Income After Income Taxes ..........................         617         855

Net Income Per Common Share,
   Basic and Diluted ...................................      $ 0.43      $ 0.59


                                       As of            As of           As of
                                      March 31,      December 31,      March 31,
                                        2003             2002            2002
                                      ------------------------------------------

Gross Loans .................         $274,020         $277,226        $276,983
Total Assets ................          400,184          378,705         387,435
Total Deposits ..............          292,297          270,422         274,587
Tier 1 Capital ..............           29,786           29,504          28,528



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